Exhibit 2.2

                         PLAN AND AGREEMENT OF EXCHANGE

     THIS PLAN AND AGREEMENT OF EXCHANGE (this "Agreement") is made as of the 31st day of July, 2002, by and between INTERACTIVE MOTORSPORTS AND ENTERTAINMENT CORP., an Indiana corporation ("IMEC"), and PERFECT LINE, INC., an Indiana corporation ("PLI") (PLI and IMEC are collectively referred to herein as the "Parties").

                                    RECITALS

1. PLI is duly organized and validly existing as a corporation under the Business Corporation Law of Indiana (the "IBCL"). IMEC is duly organized and validly existing as a corporation under the IBCL.

2. PLI, IMEC, Pacific International Holdings, Inc., formerly a Utah corporation which is merging into IMEC (the "Merger"), and shareholders of PLI have entered into an Agreement and Plan of Reorganization, dated as of July ___, 2002 (the "Reorganization Agreement"). Pursuant to the Reorganization Agreement, Perfect Line will become a wholly owned subsidiary of IMEC (the "Reorganization").

3. The authorized capital stock of IMEC consists of 200,000,000 shares of common stock, $0.0001 par value per share ("IMEC Common Stock"), and 10,000,000 shares of preferred stock, $0.0001 par value per share ("IMEC Preferred Stock").

4. The authorized capital stock of PLI consists of 200,000,000 shares of common stock, $0.0001 par value per share ("PLI Common Stock"), and 10,000,000 shares of preferred stock, $0.0001 par value per share ("PLI Preferred Stock").

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby covenant and agree as follows:

     Section 1. The Exchange. At the Effective Time (as such term is hereinafter defined), in accordance with the provisions of the IBCL and the terms of this Agreement, PLI will acquire all of the shares of IMEC (the "Exchange"). The name of the corporation whose shares with be acquired in the Exchange is Perfect Line, Inc. The name of the acquiring corporation is Interactive Motorsports and Entertainment Corp. The Exchange shall have all of the effects provided by the IBCL.

     Section 2. Effective Time of the Exchange. The Exchange shall become effective (the "Effective Time") on the later of (i) the day and at the time that the appropriate Articles of Exchange shall have been executed and filed in the office of the Secretary of State of Indiana, pursuant to the applicable provisions of the IBCL or (ii) one second after the effective time of the Merger.
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     Section 3. Manner and Basis of Exchange.

     (a) At the Effective Time, by virtue of the Exchange, without any further action being required:

          (i) Each share of PLI Common Stock that shall be outstanding immediately before the Effective Time, by virtue of the Exchange and without any other action being required, shall be cancelled and converted into one (1) share of IMEC Common Stock;

          (ii) Each share of PLI Preferred Stock that shall be outstanding immediately before the Effective Time, by virtue of the Exchange and without any other action being required, shall be cancelled and converted into one (1) share of IMEC Preferred Stock;

          (iii)Any shares of PLI Common Stock or PLI Preferred Stock held in the treasury of PLI immediately prior to the Effective Time shall be cancelled; and

          (iv) Each warrant of PLI for the purchase of PLI Common Shares that shall be outstanding immediately prior to the Effective Time shall be converted into an option for the purchase of IMEC Common Shares on the terms provided in the respective warrant.

     (b) Within a reasonable time after the Effective Time, IMEC shall issue certificates to the holders of shares of PLI Common Stock that were outstanding immediately prior to the Effective Time which represent the shares of IMEC Common Stock into which such shares of PLI Common Stock were converted at the Effective Time.

     (c) Within a reasonable time after the Effective Time, IMEC shall issue certificates to the holders of shares of PLI Preferred Stock that were outstanding immediately before the Effective Time which represent the shares of IMEC Common Stock into which such shares of PLI Preferred Stock were converted at the Effective Time.

     (d) All shares of IMEC Common Stock issued and outstanding before the Effective Time shall remain issued and outstanding, and shall not be effected by the Exchange.

     Section 4. Approvals. PLI represents and warrants to IMEC that this Agreement and the Merger have been duly approved by the board of directors and shareholders of PIH in accordance with applicable law and the Articles of Incorporation and Bylaws of PIH. IMEC represents and warrants to PLI that this Agreement and the Merger have been duly approved by the board of directors and shareholders of IMEC in accordance with applicable law and the Articles of Incorporation and Bylaws of IMEC.

     IN WITNESS WHEREOF, each of the Parties has caused this Plan and Agreement of Merger to be executed as of the date first written above.

INTERACTIVE  MOTORSPORTS  AND
ENTERTAINMENT  CORP.,  an Indiana
corporation



By_______________________________________
Printed: ___________________________________
Its: _______________________________________

PERFECT LINE, INC., an Indiana corporation



By_______________________________________
Printed: ___________________________________
Its: _______________________________________